Exhibit 10.32

FY 2021

Ferrellgas, Inc.

Short Term Incentive Plan

Part I: Framework

1.	Plan Name

The Ferrellgas, Inc. Short Term Incentive Plan (STIP)

2.	Plan Term

The Plan will commence on the first day of the fiscal year (August 1) and end on the last day of the fiscal year (July 31). The Plan shall apply to all fiscal years commencing after August, 2020. This plan supersedes all prior plans.

3.Plan Eligibility

It is intended that those who participate are employees in critical positions whose decisions and performance impact Ferrellgas, Inc. results. Participation in the STIP is at the discretion of the Board of Directors of Ferrellgas, Inc. (the “Board”). Employees selected by the Board to participate in the STIP are referred to herein as “Participants”. The Board may terminate a Participant’s participation in the STIP at any time.

4.Target STIP Levels

Target STIP payouts are established by the Board as a percentage of the Participants’ annual base pay as of August 1, 2020 (and as of August 1 of each calendar year thereafter for so long as the STIP remains in existence). The target levels are determined on an individual Participant basis and communicated to Participants by the end of October of the Plan Year. Target incentive levels are discretionary and are determined solely by the Board.

5.Performance Requirements

Ferrellgas as a whole must meet a minimum of 80% of its budgeted EBITDA target to trigger incentive payouts. Any exceptions to this are solely at the discretion of Ferrellgas CEO. At 100% goal attainment, the STIP pool will be funded in the amount of the sum of all STIP targets. While individual payouts will vary, the overall pool allocation cannot exceed the total STIP pool. Below and above the 100% goal attainment the pool will be funded as per below table. Please note that your individual payout will be determined by your individual performance against your individual objectives.

EBITDA $	% achieved	Pool Funding
	< 80%	Discretionary
$256,862,225	85%	75%
$271,971,768	90%	83%
$287,081,310	95%	92%
$302,190,853	100%	100%
$317,300,396	105%	108%
$332,409,938	110%	117%
$347,519,481	115%	125%
	> 115%	125%

Note: FY21 budgeted EBITDA target is $302,190,853 as adjusted for Adjusted EBITDA related to acquisitions and divestitures made during the year.

6.	STIP Bonus Payout Formula

STIP bonus payments are based on achievement of individual objectives and individual performance as reflected in the annual performance rating.

Participants must receive a minimum performance rating of “Meets Expectations” for the Plan Year in order to be eligible for a STIP bonus payout.

The table below is an example of the potential STIP bonus payouts based upon Ferrellgas, Inc. performance and individual Participant performance:

		Individual Performance: FY21 Performance Rating
		Below Expectations	Meets Expectations	Exceeds Expectations	Exceptional
Company Performance: EBTDA	Exceptional Above Target Results	0	1.5	2.25	2.5
	Exceeds Expectations Above Target Results	0	1.25	1.75	2
	Meets Expectations At Target Results	0	1	1.25	1.5
	Below Expectations Below Target Results	0	0.5	0.75	1

Example Payout (Target %):

•	Annual Base Pay = $100,000
•	Target Bonus = 20% ($20,000)
•	FY 2021 Ferrellgas, Inc. Performance result of Meets Expectations
•	Individual Participant Performance Rating of Exceeds Expectations

Participant STIP Bonus Payout = $20,000 x 125% = $25,000

7.	STIP Amendment and Termination

The STIP may be amended or terminated at any time by the Board.

Part II – Rules and Administration

Payment Qualifications

Eligibility is defined in Part I, Section 3 of the Incentive Plan.

In order to be eligible for any payment due under the STIP, a Participant must be employed by Ferrellgas, Inc. or an affiliate on the payment date. Payments will normally be made no later than November 15th following the plan year.

If a Participant resigns or is dismissed prior to the payment date of the STIP bonus there is no payment due (i.e., a Participant must be employed on the payment date).

Existing and new employees who become Participants after the start of the Plan Year will be eligible for a STIP bonus payment based on a pro rata amount. The pro rata amount will be calculated based on the number of months an employee is a Participant divided by 12 months total in the Plan Year (Participants are eligible for the full month in which they become a Participant).

Existing or new employees who become Participants during the last quarter of the Plan Year end (May 1 or later) will not participate in the STIP until the following Plan Year.

Participants who are on an approved leave of absence for less than six consecutive months in the Plan Year will be eligible to receive a STIP bonus payment equivalent to if they had been actively employed during the leave of absence. For Participants who are on an approved leave of absence for more than six consecutive months in the Plan Year will be eligible to receive a pro rata STIP bonus payment which reflects the number of whole months worked within the Plan Year.

Payment Terms and Timing

Any STIP bonus will be paid as soon as practical after the fully audited annual results of Ferrellgas, Inc. have been announced, normally no later than November 15th following the end of a Plan Year. All STIP bonus payments are subject to the final approval of the Board. Any STIP bonus earned will be paid through the payroll system.

The Participant will be liable for all employment and income taxes applicable to the STIP bonus.

Decisions regarding Plan Issues

The Board is authorized to administer the STIP and to resolve questions, ambiguities or disputes under the STIP. The decision of the Board on any question concerning the STIP, any payments under it, its interpretation and any Participant’s entitlement to a payment under it shall be final, conclusive and binding on all Participants and other persons.

Participation

Participation in this STIP is solely by selection by the Board from time to time, in the Board’s sole discretion. The Board may decide:

a)	Whether a particular employee is eligible to participate in the Plan
b)	The STIP’s design, terms and targets
c)	The continuation, suspension or termination of the STIP and
d)	The amount and timing of any bonus payments under the STIP.

No individual will have any right to receive an STIP bonus payment, and will not acquire such a right by virtue of having received one or more STIP bonus payments during the course of their employment.

* * *